Filed pursuant to Rule No. 424(b)(3)
                                                           File Number 333-99675

                           PROSPECTUS SUPPLEMENT NO. 6

    (to Prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated
                               February 7, 2003,

  Prospectus Supplement No. 2 dated April 8, 2003, Prospectus Supplement No. 3 dated May 7, 2003,

Prospectus Supplement No. 4 dated June 13, 2003 and Prospectus Supplement No. 5 dated June 27, 2003)


                                4,076,470 SHARES

                         AMERICAN TECHNOLOGY CORPORATION

                                  COMMON STOCK

         This prospectus supplement supplements our prospectus dated February 6, 2003, Prospectus Supplement No. 1 dated February 7, 2003, Prospectus Supplement No. 2 dated April 8, 2003, Prospectus Supplement No. 3 dated May 7, 2003, Prospectus Supplement No. 4 dated June 13, 2003 and Prospectus Supplement No. 5 dated June 27, 2003. The prospectus relates to the resale of shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors). You should read this Prospectus Supplement in conjunction with the prospectus and the prior prospectus supplements listed above.

AMENDMENT TO SELLING STOCKHOLDER TABLE

         The information relating to Michael Spencer in the first table of selling stockholders included in the prospectus is hereby amended as follows:

                                                                                        TOTAL              SHARES OF
                            COMMON      COMMON                  COMMON      COMMON     COMMON     MAXIMUM    COMMON
                            STOCK        STOCK                   STOCK      STOCK       STOCK     NUMBER     STOCK
                          UNDERLYING  UNDERLYING              UNDERLYING  UNDERLYING BENEFICIALLY   OF    BENEFICIALLY
                         CONVERTIBLE    COMMON    OUTSTANDING  SERIES D     COMMON      OWNED     SHARES     OWNED
                         SUBORDINATED    STOCK      COMMON     PREFERRED    STOCK      BEFORE     OFFERED    AFTER
  SELLING STOCKHOLDER        NOTE       WARRANT      STOCK       STOCK     WARRANT    OFFERING    HEREBY    OFFERING

                             (1)          (2)         (3)         (4)        (5)         (6)        (7)

          NAME              NUMBER      NUMBER      NUMBER      NUMBER      NUMBER     NUMBER     NUMBER     NUMBER   %
          ----              ------      ------      ------      ------      ------     ------     ------     ------   -
    Michael Spencer           --          --      11,922(18)       -        11,000     96,209     22,922     89,000   *


(3) Represents shares of common stock issued upon the conversion of an aggregate of 185,400 shares of Series D Preferred Stock.

(4) Represents shares of common stock issuable upon the conversion of an aggregate of 50,000 shares of Series D Preferred Stock beneficially owned by such persons assuming the conversion price is $2.00 per share and the shares are held to the end of their term, March 31, 2006. The conversion value of the Series D Preferred Stock is convertible one or more times into fully paid shares of common stock at a conversion price which is the lower of (i) $4.50 per share or (ii) 90% of the volume weighted average market price for the five days prior to conversion, but in no event less than $2.00 per share, subject to adjustment. The conversion value of the Series D Preferred Stock is the original purchase price, increased by 6% per year from May 3, 2002. The shares of Series D Preferred Stock could not be converted at a conversion price less than $4.50 per share prior to December 31, 2002. The actual number of shares of common stock issuable upon conversion of the Series D Preferred Stock may be less than that set forth in the chart depending on when conversion occurs.

(18) Mr. Michael Spencer voluntarily converted 5,000 shares of Series D Preferred Stock into 11,922 common shares effective July 23, 2003. All other share ownership information for the selling stockholder is as of January 15, 2003.

-------------------

          The date of this prospectus supplement is September 4, 2003.